UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) November 15, 2005
IVANHOE ENERGY INC.

(Exact name of registrant as specified in its charter)

Yukon, Canada	000-30586	98-0372413

(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification Number)

Suite 654 – 999 Canada Place Vancouver, BC, Canada	V6C 3E1

(Address of Principal Executive Office)	(Zip Code)
(604) 688-8323

(Registrant’s telephone number, including area code)
Not Applicable

(Former Name or Former Address, If Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14A-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8 — Other Events
Item 8.01 Other Events.
The Company has completed a private placement financing of 11,196,330 Special Warrants at a price of US$1.63 per Special Warrant with four accredited investors for gross proceeds of US$18,250,018.
Each Special Warrant entitles the holder to receive, at no extra cost, one common share and one common share purchase warrant. Each common share purchase warrant allows the holder to purchase one common share of the Company at an exercise price of US$2.50 per share until the second anniversary date of the closing.
US$6.75 million of the proceeds from the private placement financing was used to acquire from ITS Engineered Systems Inc. the remaining 50% interest in a joint venture related to the Company’s rapid thermal processing (“RTP™”) heavy oil upgrading technology. This joint venture owns the RTP™ commercial demonstration facility (“CDF”) and certain manufacturing (or royalty) rights for RTP™ installations, and the acquisition gives the Company full control of the CDF and all aspects of RTP™ equipment manufacturing. ITS Engineered Systems Inc. is a subsidiary of London Merchant Securities PLC, a UK property, venture and development capital investment company listed on the London Stock Exchange.
As part of the financing, the holder of US$8 million of outstanding convertible loans agreed to subscribe for a number of Special Warrants sufficient to retire US$4 million of the principal balance of the loans and to extend the repayment period of the remaining US$4 million until November 23, 2007 with interest payable monthly at a rate of 8% per annum. The existing conversion rights attached to the convertible loans will be cancelled and, subject to regulatory approval, the Company will grant the holder of the convertible loans 2,000,000 common share purchase warrants, each of which will entitle the holder to purchase one common share at a price of US$2.00 per share for a period of two years from the issuance of such common share purchase warrants.
Neither the Special Warrants nor the common shares and purchase warrants issuable upon the exercise of the Special Warrants, nor the common shares issuable upon the exercise of the purchase warrants have been, nor will be, registered under the United States Securities Act of 1933, as amended, nor under the securities laws of any U.S. state. These securities may not be offered or sold in the United States unless registered under the Securities Act of 1933 or an exemption from registration is available.
SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

IVANHOE ENERGY INC.
Date: November 18, 2005	By:	/s/ Beverly Bartlett
Corporate Secretary